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               Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Independent Auditors" and to the use of our reports dated April 8, 2004 with respect to the consolidated financial statements of The Manufacturers Life Insurance Company (U.S.A.) and our report dated March 26, 2004 with respect to the financial statements of Separate Account N of The Manufacturers Life Insurance Company (U.S.A.) (formerly Separate Account Three of The Manufacturers Life Insurance Company of America), which are contained in the Statement of Additional Information in Post-Effective Amendment No. 3 to the Registration Statement (Form N-6 No. 333-100567) and related prospectus of Separate Account N of The Manufacturers Life Insurance Company (U.S.A.).


                                   /s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
April 29, 2004